Exhibit 10.6

FORM OF

GAS PURCHASE CONTRACT

BETWEEN

<SELLER>

AND

SNYDER BROTHERS, INC.

METERED PRODUCTION (Local)

GAS PURCHASE CONTRACT

GENERAL TERMS & CONDITIONS

ARTICLE I – DEFINITIONS

Except where the context otherwise indicates another meaning or intent, the following terms are intended and shall be construed to have meanings as follows:

1.1	The term “gas” shall mean natural gas of pipeline quality.

1.2	The term “dekatherm” or “Dth” shall mean a quantity of natural gas that contains a gross heating value of 1,000,000 Btu’s.

1.3	The term “MCF” shall mean 1,000 cubic feet of gas.

1.4	The term “Transporting and Receiving Pipeline(s)” shall mean the interstate pipeline(s), intrastate pipeline(s), and/or local distribution companies through which gas sold hereunder is transported as identified in the Exhibit “A” hereto.

1.5	The term “Nominated Quantity” shall mean the quantity of gas nominated on a daily basis during each Nominating Period.

1.6	The term “Nominating Period” shall mean a period of one (1) calendar month, unless otherwise agreed, the first such period beginning on or about the date specified on the Exhibit(s) hereto.

ARTICLE II – QUANTITY

2.1	BUYER RESERVES THE RIGHT TO REDUCE OR ELIMINATE ITS TAKES OF SELLER’S GAS FROM MARCH through SEPTEMBER (production months). In the event Buyer nominates less than full production from Seller’s dedicated wells, Buyer will notify Seller by the fifteenth day of each calendar month of the Nomination Quantity Buyer will purchase from Seller during the succeeding Nominating Period. Regulation of gas production will be the responsibility of Seller. As between Buyer and Seller, any penalties imposed for imbalances between Seller’s production and the usage by Buyer’s Customers shall be borne by Seller if the imbalance is due to Seller’s failure to reduce its production as requested by Buyer.

(a)	If requested by Buyer, Seller shall provide Buyer by telephone with periodic readings of the volumes of gas produced from the dedicated wells. Buyer shall use this information to track the supply/demand balance and as the basis for Nominated Quantity revisions.

2.2	Meters dedicated to this Contract shall be those initially agreed upon by Buyer and Seller and listed on Exhibit “A” hereto, or subsequently added to this Contract in a writing signed by both parties.

2.3	It is expressly understood that nothing herein shall obligate Buyer to purchase any minimum quantity of gas from Seller or bear any liability to pay for same if available but not taken by Buyer. Seller recognizes that Buyer will not grant preference to gas nominated hereunder over other supplies available to Buyer.

ARTICLE III – DELIVERY

3.1	For purposes of this Contract, the “Delivery Point(s)” for Seller’s gas shall be as specified on Exhibit “A” hereto. Title to the gas shall pass to Buyer at the Delivery Point(s).

3.2	The gas delivered shall be of a quality acceptable to the Transporting and Receiving Pipeline(s).

3.3	As between the parties hereto, Seller shall be in control and possession of the gas and responsible for any injuries, claims, liabilities, or damages caused thereby until the gas shall have been delivered to Delivery Point(s), and after such delivery as between Buyer and Seller, Buyer shall be deemed to be in possession and control thereof and responsible for any injuries, claims, liabilities, or damages caused thereby. The party in possession of the gas shall indemnify the non-possessing party for any injuries, claims, liabilities, or damages occurring while the gas is in the former party’s possession, except for any liabilities incurred due to the non-possessing party’s negligence, willful acts or omissions.

3.4	Unless otherwise specified herein or in the Exhibit “A” hereto, Seller shall be responsible for any and all transportation costs incurred to deliver the gas to the Delivery Point(s). Buyer shall be responsible for any and all transportation costs incurred to deliver the gas from the Delivery Point(s) to Buyer’s customers.

ARTICLE IV – PRICE

4.1	(a) For all gas delivered in accordance with the terms hereof, the price shall be specified in the Exhibit “A” hereto.

(b)	Such price shall be inclusive of and be deemed to reimburse Seller for severance taxes, gathering, compression, and any other production-related services performed hereunder. Any sales, usage or other taxes, assessments or fees (including gathering, compression, or processing fees and/or shrinkage) that are levied on Buyer shall be withheld from payment to Seller.

4.2	Buyer shall make payment to Seller on or about seventy-five (75) days after the production month.

ARTICLE V – MEASUREMENT

5.1	All gas delivered by Seller to Buyer shall be measured in MCF at the Delivery Point(s) by the Transporting Pipeline.

ARTICLE VI – WARRANTIES AND DISCLAIMERS

6.1	Seller hereby warrants title to all gas delivered by Seller to Buyer hereunder, the right to sell the same, and that it is free from all liens and adverse claims of any and all persons. Seller agrees to indemnify, defend, and save Buyer harmless against all suits, actions, debts, account, damages, costs, losses, and expenses, including attorneys’ fees, arising from or out of breach of this warranty.

6.2	Seller agrees to pay or cause to be paid all production and like taxes or assessments levied on the gas delivered hereunder to Buyer and to pay or cause to be paid to the parties entitled thereto all royalties, overriding royalties or like charges against said gas or the value thereof.

ARTICLE VII – TERM

7.1	The initial term of this Contract shall be as specified in the Exhibit “A” hereto. At the end of said initial period, this Contract shall be extended for successive one (1) month periods at the price determined by Buyer until either party gives the other party thirty (30) days notice of Contract termination. It is understood that this Contract is subject to termination at any time in the event that the Federal, State or other governmental authorities required to carry out this Contract are withdrawn, revoked, changed, or modified in a manner unfavorable or unacceptable to Buyer and Seller.

ARTICLE VIII – FORCE MAJEURE

8.1	Neither of the parties shall be responsible for any losses of the other party to the extent that such losses result from the non-performance or delay in the performance of terms or provisions of this Contract provided that such non-performance or delay in performance is caused by compliance with any law, order or regulation, whether valid or invalid, of any governmental authority or of any person proposing to act therefore, or by an act or condition not within the control of the party and which by the exercise of reasonable diligence the party is unable to prevent, including but not limited to revolutions or other disorders, wars, acts of enemies, embargoes or other import and export restrictions, strikes, lockouts or other industrial disturbances, fires, storms, floods, acts of God, explosions, equipment failures, or inability to obtain equipment, materials or fuel, or inability to obtain transportation for the gas. It is agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the affected party and that party shall not be required to make settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party.

8.2	If either party is unable to fulfill the terms and conditions of this Contract by result of any such cause as herein provided, that party shall give the other party notice confirmed in writing, as soon as possible after the occurrence of the cause relied on, setting forth the full particulars in connection therewith, and deliveries of gas shall be suspended during the continuance of any inability so caused but for no longer period, and such cause, so far as possible, shall be remedied with all reasonable dispatch. If deliveries of gas to Buyer are suspended for reasons within the scope of Article VIII, Buyer shall have the right to enter into contracts of reasonable duration under the circumstances as perceived by Buyer for the purchase and supply of gas with alternative suppliers. Similarly, if acceptance of gas by Buyer is suspended for any reason within the scope of Article VIII, Seller shall have the right to enter into contracts of reasonable duration under the circumstances as perceived by Seller for the sale and supply of gas to alternative purchasers.

ARTICLE IX – NOTICES

9.1	Any notices, requests or demands (other than normal billing statements) provided for in the Contract shall be in writing and sent to the parties to this Contract at the following addresses specified on the Exhibit “A” hereto.

ARTICLE X – DEFAULT

10.1	In the event that either party shall fail to perform any of its material obligations under this Contract (except as set forth in the force majeure clause), and if the defaulting party does not commence to remedy such failure within five (5) days after notice thereof has been given by the nondefaulting party to the defaulting party, or thereafter fails to proceed to remedy such default, then the Contract and all of the provisions may be terminated or suspended forthwith by the nondefaulting party by written notice to the defaulting party; provided, however, that any such termination or suspension by the nondefaulting party shall be in addition to and not in lieu of any other legal or equitable remedy which may be available to it because of any default of the defaulting party.

10.2	Notwithstanding any other provision of this Contract, no waiver by either party of any breach of any of the covenants contained in this Contract to be performed by the other party shall be construed as a waiver of any other covenant or condition of this Contract.

ARTICLE XI – MISCELLANEOUS PROVISIONS

11.1	In the event that either party shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, petition or apply to any tribunal for the appointment of a receiver or any trustee for a substantial part of its assets, or shall commence proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there shall have been filed any such petition or application or any such proceeding shall have been commenced against either party, then the other party shall have the right to terminate the Contract.

11.2	(a) It is understood and agreed that Seller is not a party to Buyer’s Customers. Buyer may at its sole discretion amend or cancel existing agreements or enter into new agreements without informing, consulting or receiving approval from Seller.

11.3	The sale of gas hereunder shall be deemed to have occurred within and be governed by the laws of the Commonwealth of Pennsylvania. This contract shall be binding upon the parties, their successors or assigns.

BUYER	SELLER
SNYDER BROTHERS, INC.
P.O. Box 1022
1 Glade Park East
Kittanning, PA 16201
PH: 724-548-8101	PH:
FAX: 724-545-8243	FAX:

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

EXHIBIT A

TERM SALE

GAS CONTRACT

BUYER:        SNYDER BROTHERS, INC.

SELLER:

Period:

1.	Quantity:

2.	Sales Price:

3.	Pipeline:

4.	Receipt Point: Meter #’s

5.	Payment: Thirty (30) days after receipt of transportation statement

6.	A production month shall be a minimum of 28 days and a maximum of 32 days unless otherwise agreed upon by buyer.

7.	Seller has the right to convert the NYMEX portion of the contract to a fixed price at mutually agreeable terms. In the event of a price lock-in, Seller will be responsible to supply the supplied lock-in volumes.

BUYER	SELLER
SNYDER BROTHERS, INC.
P.O. Box 1022
1 Glade Park East
Kittanning, PA 16201
PH: 724-548-8101	PH:
FAX: 724-545-8243	FAX:

BY:	BY:

TITLE:	TITLE:

DATE:	DATE: